UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 19, 2010

(Date of earliest event reported)

PROTECTIVE PRODUCTS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53580	26-3479709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1649 Northwest 136th Avenue
Sunrise, Florida	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (954) 846-8222

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03

Bankruptcy or Receivership.

On January 19, 2010, Protective Products of America, Inc. (the “Company”) issued a press release (the “January 19 Press Release”) announcing that the Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division (the “Bankruptcy Court”) had granted all of the Company’s “first day” motions and applications in connection with its voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Case”) filed on January 13, 2010. A copy of the January 19 Press Release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The January 19 Press Release noted that the Bankruptcy Court granted the Company’s motion to use cash on hand and cash generated from daily operations, and also approved debtor-in-possession financing to be provided by the Company’s existing lender, Canadian Imperial Bank of Commerce, in the amount of up to $665,000. The Company will be able to utilize these proceeds to pay operating and other expenses during the pendency of the Bankruptcy Case, subject to an approved budget. The Company also received Bankruptcy Court approval to pay pre-petition wages and other employee benefits, to pay certain pre-petition use and franchise taxes and trust fund obligations, and pay pre-petition balances to certain critical vendors.

As noted in the January 19 Press Release, the Bankruptcy Court approved the competitive bidding and sale procedures to be utilized in connection with the sale of substantially all of the Company’s assets and business.

The Bankruptcy Court also approved an order (the “Notification Order”) requiring any person or entity who presently beneficially owns or proposes to acquire at least 686,750 shares of the Company’s common stock (representing approximately 4.99% of all issued and outstanding shares), and any person or entity who presently is or proposes to become the holder of claims against the Company equal to or exceeding $50,000 in the aggregate, to file with the Bankruptcy Court and furnish to the Company advance written notice of a proposed transfer of the Company’s equity securities or such claims. Any such transfer to which the Company objects will be subject to Bankruptcy Court approval. The Company requested these requirements to protect the Company’s net operating losses which are not being sold and will remain with the debtors’ estate.

Item 3.01

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In the January 19 Press Release, the Company announced that its securities had been suspended from trading on the Toronto Stock Exchange (“TSX”). A copy of the January 19 Press Release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

On January 20, 2010, the Company received a notice from the TSX, informing it that, based on the Company’s failure to meet the continued listing requirements (by virtue of its bankruptcy filing (S. 708, The Toronto Stock Exchange Company Manual) and the financial condition and/or operating results of the Company (S. 709, 710(a)(i)) The Toronto Stock Exchange Company Manual), the Continued Listings Committee of the TSX has determined to delist the Company’s common shares effective at the close of the market on February 19, 2010. The Company does not intend to take any further action to appeal the TSX’s decision. Trading of the Company’s common stock will remain suspended until the shares are delisted on February 19, 2010.

Item 3.03

Material Modification to Rights of Security Holders.

The information provided pursuant to Item 1.03 of this Current Report on Form 8-K regarding the Notification Order (as defined in Item 1.03) is incorporated into this Item 3.03 by reference.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

The information provided pursuant to Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 8.01

Other Events.

The Company has commenced as internal investigation by its Audit Committee (comprised solely of independent directors) into certain allegations against its Chief Executive Officer, R. Patrick Caldwell, made by the United States Department of Justice (the “DOJ”). Mr. Caldwell was one of twenty-two executives and employees of different companies in the military and law enforcement products industry charged in a criminal indictment with violating the Foreign Corrupt Practices Act. The indictment was made public on January 20, 2010. No charges have been filed against the Company, and Mr. Caldwell is the only present employee of the Company to be implicated in the DOJ’s investigation.

Pending the outcome of the Company’s internal investigation, Mr. Caldwell was placed on administrative leave from his position as Chief Executive Officer and as a member of the Board of Directors, effective January 20, 2010. The Company’s Chief Operating Officer, Neil Schwartzman, assumed the position of Acting Chief Executive Officer, effective January 20, 2010. Mr. Schwartzman, who is 50 years old, joined the Company in April 2007 as the Company’s Chief Information Officer. In August 2008, Mr. Schwartzman was named the Company’s Chief Administrative Officer, and since July 2009, has been the Company’s Chief Operating Officer. Between October 2002 and January 2007, Mr. Schwartzman was the Vice President and Chief Information Officer at The GEO Group, Inc., a world leader in privatized correctional and detention management facilities. Prior to that time, he held management positions at The Sports Authority and Sunglass Hut International.

In addition to the appointment of Mr. Schwartzman, the Company named Brian Stafford, the Company’s Chairman of the Board, as its Executive Chairman. Mr. Stafford will work closely with Mr. Schwartzman on key management matters while Mr. Caldwell remains on administrative leave.

A copy of the Company’s press release issued in respect of this matter is filed with this current report as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.

Description

99.1

Press release issued January 19, 2010

99.2

Press release issued January 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTIVE PRODUCTS OF AMERICA, INC.

Date: January 21, 2010	By:	/s/ JASON WILLIAMS
Jason Williams
Chief Financial Officer

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